Exhibit 99.1

Contact: Michael R. Sand, President & CEO Dean J. Brydon, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp 2020 Fiscal Year Net Income Increases to $24.27 Million

•	Reports 10th Consecutive Year of Increased Net Income and Earnings per Share
•	Loan Deferrals Decreased to Less Than 1% of Loan Portfolio
•	Fiscal Year Diluted Earnings per Share Increases to $2.88
•	Fiscal Year Return on Average Assets of 1.75%
•	Fiscal Year Return on Average Equity of 13.59%
•	Announces $0.20 Quarterly Cash Dividend
•	Announces Plans to Resume Purchases Under Existing Stock Repurchase Program

HOQUIAM, WA – October 29, 2020 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income increased 1% to $24.27 million for the fiscal year ended September 30, 2020 from $24.02 million for the fiscal year ended September 30, 2019.  Earnings per diluted common share (“EPS”) increased 1% to $2.88 for the 2020 fiscal year from $2.84 for the 2019 fiscal year.

Timberland also reported quarterly net income of $6.36 million, or $0.76 per diluted common share, for the quarter ended September 30, 2020.  This compares to net income of $6.21 million, or $0.74 per diluted common share, for the preceding quarter and net income of $6.33 million, or $0.75 per diluted common share, for the quarter ended September 30, 2019.

Timberland’s Board of Directors declared a quarterly cash dividend to shareholders of $0.20 per common share payable on November 27, 2020, to shareholders of record on November 13, 2020.

“We are pleased to report record net income for our fiscal year ended September 30, 2020 and, for the tenth consecutive year, increased net income and earnings per share,” stated Michael Sand, President and CEO.  “Net loans outstanding increased 14% for the year primarily as a result of Timberland’s commitment to serving applicants seeking economic relief through the Paycheck Protection Program (“PPP”).  Deposit growth, year over year, trended well above average increasing nearly 27% primarily as a result of PPP loan proceeds being placed on deposit, organic growth in customer relationships and depositors opting to build liquidity in the midst of an uncertain economic environment.  The result for Timberland was a significant increase in on balance sheet liquidity.  Given continuing uncertainties regarding the economy and the interest rate environment we will continue with our measured approach to investing a significant portion of this excess liquidity.”

“We remain committed to our borrowers whom have been affected by COVID related declines in business revenues,” Sand continued.  “At June 30th, we had approved deferrals for 209 loans representing balances aggregating to approximately 13% of the Bank’s net loan portfolio.  We are pleased to report at September 30th that loans remaining in a deferred payment status had decreased to less than 1% of net loans outstanding.”

“In September 2020, we were honored for the second consecutive year to be included in the prestigious Piper Sandler Bank and Thrift Sm-All Stars: Class of 2020, which identified Timberland Bank as one of the 35 top performing, publicly traded small-cap banks and thrifts in the nation based on growth, profitability, credit quality and capital strength.  In May 2020, we were awarded, for the third consecutive year, the Raymond James Community Bankers Cup, which recognized the top 10% of community banks in the country based on profitability, operational efficiency and various balance sheet metrics.  Being recognized once again for both of these awards is great affirmation of our extraordinary staff and their commitment to supporting our customers and communities,” said Sand.  “After temporarily suspending our existing stock repurchase plan in March as a result of the pandemic, we plan to resume purchasing stock in November under the terms of our existing stock repurchase, subject to market conditions. We believe our stock is an attractive investment,” Sand concluded.  The Company has 144,852 shares available to be repurchased under its existing stock repurchase plan.

Timberland Fiscal Q4 2020 Earnings
October 29, 2020

2020 Fiscal Year Earnings and Balance Sheet Highlights (at or for the period ended September 30, 2020, compared to September 30, 2019 or June 30, 2020):

   Earnings Highlights:
•	Net income increased to $24.27 million for the 2020 fiscal year from $24.02 million for the 2019 fiscal year; EPS increased to $2.88 for the 2020 fiscal year from $2.84 for the 2019 fiscal year;
•
Net income increased to $6.36 million for the current quarter from $6.21 million for the preceding quarter and $6.33 million for the comparable quarter one year ago;  EPS increased to $0.76 for the current quarter from $0.74 for the preceding quarter and $0.75 for the comparable quarter one year ago;

•
Return on average equity (“ROE”) and return on average assets (“ROA”) for the 2020 fiscal year were 13.59% and 1.75%, respectively;  ROE and ROA for the current quarter were 13.78% and 1.65%, respectively;

•	Net interest margin was 3.90% for the 2020 fiscal year and 3.44% for the current quarter; and
•	The efficiency ratio improved to 50.04% for the 2020 fiscal year from 54.32% for the 2019 fiscal year.

   Balance Sheet Highlights:
•	Total assets increased 26% year-over-year and 3% from the prior quarter;
•	Total deposits increased 27% year-over-year and 3% from the prior quarter;
•	Net loans receivable increased 14% year-over-year and increased slightly from the prior quarter; and
•	Book and tangible book (non-GAAP) values per common share increased to $22.58 and $20.56, respectively, at September 30, 2020.

Operating Results

Operating revenue (net interest income before the provision for loan losses, plus non-interest income excluding recoveries on investment securities, gains on sale of investment securities, and BOLI death benefit claims) increased 6% to $67.95 million for the 2020 fiscal year from $64.37 million for the 2019 fiscal year.  For the current quarter, operating revenue increased 3% to $17.23 million from $16.72 million for the comparable quarter one year ago and decreased 1% from $17.33 million for the preceding quarter.

Net interest income for the 2020 fiscal year decreased 1% to $50.88 million from $51.16 million for the 2019 fiscal year. The year-over-year decrease was primarily due to a 64 basis point decrease in the average yield on interest-earning assets, which was partially offset by a $166.51 million increase in the average balance of interest-earning assets.  Timberland’s net interest margin (“NIM”) for the fiscal year ended September 30, 2020 was 3.90% compared to 4.50% for the fiscal year ended September 30, 2019.

Net interest income increased slightly to $12.52 million for the current quarter from $12.48 million for the preceding quarter and decreased 5% from $13.15 million for the comparable quarter one year ago.  Timberland’s NIM for the current quarter was 3.44% compared to 3.63% for the preceding quarter and 4.54% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately ten basis points due to the accretion of $173,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $181,000 in pre-payment penalties, non-accrual interest, and late fees.  The NIM for the preceding quarter was increased by approximately ten basis points due to the accretion of $170,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $177,000 in pre-payment penalties, non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased by approximately 12 basis points due to the accretion of $188,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $158,000 in pre-payment penalties, non-accrual interest and late fees.

The NIM compression during the current quarter and current fiscal year was primarily due to decreased market interest rates, increased levels of liquidity and PPP loans.  In March 2020, the Federal Reserve reduced the targeted federal funds interest rate by 150 basis points in response to the COVID-19 pandemic.  Timberland’s liquid funds also increased during the current quarter and current fiscal year as deposit balances increased more than did the loan portfolio.  As a result, average interest-earning deposits in banks and CDs increased $61.07 million, or 22%, to $339.22 million for the quarter ended September 30, 2020 from $278.16 million for the quarter ended June 30, 2020 and increased $119.66 million, or 54%, from $219.57 million for the quarter ended September 30, 2019.  Through September 30, 2020, Timberland originated $126.82 million in PPP loans at the program’s prescribed 1.00% interest rate.  PPP loans are subject to loan origination fees which are accreted into interest income over the life of each loan.  During the quarter ended September 30, 2020, Timberland recorded $316,000 in interest

Timberland Fiscal Q4 2020 Earnings
October 29, 2020

income on PPP loans and accreted $599,000 in PPP loan origination fees into income.  At September 30, 2020, Timberland had $3.72 million in PPP deferred loan origination fees remaining to be accreted into interest income during the remaining life of the loans.

Provisions for loan losses of $3.70 million were made during the 2020 fiscal year compared to no provision made for loan losses in the 2019 fiscal year.  A $500,000 provision for loan losses was made during the current quarter compared to a $1.00 million provision for loan losses for the preceding quarter and no provision for loan losses for the comparable quarter one year ago.  This fiscal year’s provisions for loan losses were primarily due to economic uncertainties associated with the COVID-19 pandemic.  As a result of these provisions and net recoveries during the year, Timberland’s allowance for loan losses (“ALL”) increased by 38% to $13.41 million at September 30, 2020 from $9.69 million at September 30, 2019.

Non-interest income for the 2020 fiscal year increased $2.85 million, or 20%, to $17.19 million from $14.34 million for the 2019 fiscal year.  The increase was primarily due to a $4.23 million increase in gain on sales of loans, recoveries of $483,000 of previously charged off receivables acquired in the South Sound Acquisition (which are recorded in the “Other, net” non-interest category), and smaller increases in several other categories.  These increases were partially offset by a $1.05 million decrease in BOLI net earnings, a $757,000 decrease in service charges on deposits and smaller decreases in several other categories.  The increase in gain on sales of loans was primarily due to an increase in the dollar amount of fixed rate one- to four-family loans originated and sold during the current year and an increase in the average pricing margin. The increased mortgage banking volumes were largely due to increased refinance activity for single family homes due to lower mortgage interest rates.  Net BOLI earnings were higher for the comparable period one year ago primarily due to a BOLI death benefit claim.  The decrease in service charges on deposits was primarily due to a decrease in overdraft fee income.

Non-interest income increased 31% to $4.71 million for the current quarter from $3.60 million for the comparable quarter one year ago and decreased 3% from $4.86 million for the preceding quarter.  The decrease in non-interest income compared to the preceding quarter was primarily due to a $197,000 valuation allowance on servicing rights and a $200,000 decrease in recoveries of previously charged off receivables acquired in the South Sound Acquisition (as discussed above).  The valuation allowance on servicing rights was primarily the result of prepayment speeds increasing on mortgages being serviced in this low interest rate environment.  Partially offsetting these decreases were increases in service charges on deposits (due to increased overdraft fee income) and debit card interchange transaction fee income (due to higher volumes).

For the 2020 fiscal year, total (non-interest) operating expenses decreased $1.52 million, or 4%, to $34.06 million from $35.58 million for the prior fiscal year.  The decrease was primarily due to a $1.42 million decrease in data processing and telecommunications expense and smaller decreases in several other categories.  Data processing related expenses were elevated in the 2019 fiscal year due to Timberland’s core operating system and ancillary technology systems conversions.  The efficiency ratio for the 2020 fiscal year improved to 50.04% from 54.32% for the 2019 fiscal year.

Total operating expenses for the current quarter decreased $30,000 to $8.74 million from $8.77 million for the comparable quarter one year ago and increased $82,000, or 1%, from $8.66 million for the preceding quarter.  The increase in operating expenses compared to the preceding quarter was primarily due to a $204,000 increase in OREO expense and was partially offset by decreases in salaries and employee benefits expense and smaller decreases in several other categories.  The increase in OREO expense was primarily due to a market value write-down on the Company’s largest remaining OREO property in conjunction with the acceptance of a purchase offer.  The efficiency ratio for the current quarter was 50.73% compared to 52.39% for the comparable quarter one year ago and 49.96% for the preceding quarter.

The provision for income taxes for the 2020 fiscal year increased $137,000 to $6.04 million from $5.90 million for the 2019 fiscal year, primarily due to higher taxable income.  Timberland’s effective income tax rate for the year ended September 30, 2020 was 19.9% compared to 19.7% for the year ended September 30, 2019.  The provision for income taxes for the current quarter increased $172,000 to $1.64 million from $1.46 million for the preceding quarter, primarily due to higher taxable income.  Timberland’s effective income tax rate was 20.5% for the quarter ended September 30, 2020, compared to 19.1% for the quarter ended June 30, 2020.

Balance Sheet Management

Total assets increased $318.85 million, or 26%, to $1.57 billion at September 30, 2020 from $1.25 billion one year ago and increased $44.34 million, or 3%, from $1.52 billion at June 30, 2020.  The year-over-year increase in asset size was primarily

Timberland Fiscal Q4 2020 Earnings
October 29, 2020

due to increases in total cash and cash equivalents and net loans receivable.  The quarterly increase in asset size was primarily due to increases in total cash and cash equivalents and investment securities.  The increases in total assets were funded primarily by increases in total deposits.

Loans

Net loans receivable increased $127.21 million, or 14%, to $1.014 billion at September 30, 2020 from $886.66 million one year ago.  The increase was primarily due to a $126.82 million increase in PPP loans, a $34.58 million increase in commercial real estate loans, and smaller increases in several other categories.  These increases were partially offset by a $14.08 million decrease in one- to four-family loans and smaller decreases in several other categories.

Net loans receivable increased slightly to $1.014 billion at September 30, 2020 from $1.013 billion at June 30, 2020.  The increase during the current quarter was primarily due to a $5.56 million increase in multi-family loans, a $4.24 million in PPP loans, and smaller increases in several other categories.  These increases were partially offset by a $4.77 million increase in the undisbursed portion of construction loans in process and smaller changes in several other categories.

Loan Portfolio
($ in thousands)
	September 30, 2020		June 30, 2020		September 30, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$118,580	10%	$120,514	11%	$132,661	13%
Multi-family	85,053	8	79,468	7	76,036	8
Commercial	453,574	40	455,454	40	419,117	42
Construction - custom and
owner/builder	129,572	12	134,709	12	128,848	13
Construction - speculative one-to four-family	14,592	1	12,136	1	16,445	2
Construction - commercial	33,144	3	33,166	3	39,566	4
Construction - multi-family	34,476	3	27,449	2	36,263	4
Construction - land
Development	7,712	1	6,132	1	2,404	--
Land	25,571	2	27,009	3	30,770	3
Total mortgage loans	902,274	80	896,037	80	882,110	89

Consumer loans:
Home equity and second
Mortgage	32,077	3	34,405	3	40,190	4
Other	3,572	--	3,552	--	4,312	--
Total consumer loans	35,649	3	37,957	3	44,502	4

Commercial loans:
Commercial business loans	69,540	6	71,586	6	64,764	7
SBA PPP loans	126,820	11	122,581	11	--	--
Total commercial loans	196,360	17	194,167	17	64,764	7
Total loans	1,134,283	100%	1,128,161	100%	991,376	100%
Less:
Undisbursed portion of
construction loans in
process	(100,558)		(95,785)		(92,226)
Deferred loan origination
fees	(6,436)		(6,723)		(2,798)
Allowance for loan losses	(13,414)		(12,894)		(9,690)
Total loans receivable, net	$1,013,875		$1,012,759		$886,662
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $4,509, $9,837 and $6,071 at September 30, 2020, June 30, 2020 and September 30, 2019, respectively.

Timberland Fiscal Q4 2020 Earnings
October 29, 2020

The following table highlights eight commercial real estate (“CRE”) segments generally presumed to have the potential to be more adversely affected by work at home and COVID related social distancing practices than other segments of the loan portfolio.

CRE Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Amount	Percent of CRE Portfolio	Percent of Total Loan Portfolio
Office buildings	$76,732	17%	7%
Medical/dental offices	56,653	12	5
Other retail buildings	40,725	9	4
Hotels/motels	27,440	6	2
Restaurants	25,481	6	2
Nursing homes	19,194	4	2
Shopping centers	14,483	3	1
Churches	12,464	3	1
Additional CRE	180,402	40	16
Total CRE	$453,574	100%	40%

Within Timberland’s commercial business loan portfolio (non-CRE) resides a segment of restaurant loans totaling $16.82 million in outstanding balances at September 30, 2020.  As additional security for these loans, Timberland holds cash collateral of 25% of the segment’s associated outstanding loan balances.  Unless prior arrangements are made, and Timberland consents, loans falling more than four weeks delinquent are eligible for purchase from Timberland’s portfolio in accordance with a Marketing and Servicing Agreement in existence since March 6, 2014.  As an accommodation, Timberland has agreed to temporarily extend the purchase requirement to 12 weeks before a purchase is required from the portfolio.

Timberland originated $114.15 million in loans during the quarter ended September 30, 2020, compared to $96.41 million for the comparable quarter one year ago and $250.01 million for the preceding quarter.  Loan originations for the preceding quarter were elevated due to the origination of $122.58 million in PPP loans.  Timberland continues to sell fixed-rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also periodically sells the guaranteed portion of SBA loans.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $46.85 million were sold compared to $19.77 million for the comparable quarter one year ago and $52.08 million for the preceding quarter.  The increase in loan sales during the current fiscal year was primarily a result of increased refinance activity for one- to four-family mortgage loans due to the decrease in mortgage interest rates.

Timberland’s investment securities and CDs held for investment increased $6.3 million, or 4%, to $151.82 million at September 30, 2020, from $145.57 million at June 30, 2020.  The increase was primarily due to the purchase of additional mortgage-backed investment securities which was partially offset by CDs that matured during the quarter.

Timberland’s liquidity continues to remain strong.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 31.8% of total liabilities at September 30, 2020, compared to 28.9% at June 30, 2020, and 22.8% one year ago.

Deposits

Total deposits increased $290.18 million, or 27%, during the fiscal year to $1.36 billion at September 30, 2020 from $1.07 billion at September 30, 2019.  This increase consisted of a $145.42 million increase in non-interest bearing demand account balances, a $79.84 million increase in NOW checking account balances, a $55.36 million increase in savings account balances, and a $16.69 million increase in money market account balances.  These increases were partially offset by a $7.13 million decrease in certificates of deposit account balances.  The increase in deposits during the year was primarily driven by proceeds

Timberland Fiscal Q4 2020 Earnings
October 29, 2020

from PPP loans and government stimulus checks deposited directly into customer accounts, organic growth in customer relationships and reduced withdrawals from deposit accounts due to a change in spending habits as a result of COVID-19. Total deposits increased $39.87 million, or 3%, during the current quarter to $1.36 billion at September 30, 2020, from $1.32 billion at June 30, 2020.  The quarterly increase consisted of a $23.90 million increase in NOW checking account balances, a $14.79 million increase in non-interest bearing demand account balances, and a $7.22 million increase in savings account balances.  These increases were partially offset by a $5.40 million decrease in certificates of deposit account balances and a small decrease in money market account balances.

Deposit Breakdown ($ in thousands)

	September 30, 2020		June 30, 2020		September 30, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	441,889	32%	$427,102	32%	$296,472	28%
NOW checking	376,899	28	352,999	27	297,055	28
Savings	219,869	16	212,645	16	164,506	15
Money market	149,922	11	150,611	12	136,151	13
Money market – reciprocal	11,303	1	11,257	1	8,388	1
Certificates of deposit under $250	129,579	10	131,980	10	133,241	12
Certificates of deposit $250 and over	28,945	2	31,946	2	29,211	3
Certificates of deposit – brokered	--	--	--	--	3,203	--
Total deposits	$1,358,406	100%	$1,318,540	100%	$1,068,227	100%

FHLB Borrowings

Timberland borrowed $10.00 million from the Federal Home Loan Bank of Des Moines (“FHLB”) for asset-liability purposes in March 2020 as long-term borrowing rates dropped to historic lows.  The borrowings are comprised of a $5.00 million five-year borrowing and a $5.00 million seven-year borrowing.  The weighted average interest rate on these borrowings is 1.15%

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $4.82 million to $187.63 million at September 30, 2020, from $182.81 million at June 30, 2020.  The increase in shareholders’ equity was primarily due to net income of $6.36 million for the quarter, which was partially offset by the payment of $1.66 million in dividends to shareholders.

Timberland temporarily suspended purchasing shares under its existing stock repurchase plan on March 16, 2020 as a result of the COVID-19 pandemic, but plans to resume purchasing shares under the existing stock repurchase plan in November 2020, subject to market conditions.  There are 144,852 shares available to be repurchased under the existing stock repurchase plan.

Timberland remains well capitalized with a total risk-based capital ratio of 21.34% and a Tier 1 leverage capital ratio of 11.26% at September 30, 2020.

Asset Quality and Loan Deferrals

Timberland’s non-performing assets to total assets ratio improved to 0.27% at September 30, 2020 from 0.40% one year ago and 0.31% at June 30, 2020.  There were net recoveries of $20,000 for the current quarter compared to net recoveries of $4,000 for the preceding quarter and net recoveries of $59,000 for the comparable quarter one year ago.

A $500,000 provision for loan losses was made during the current quarter due to continued economic uncertainties associated with the COVID-19 pandemic.  On March 24, 2020, Washington State Governor Jay Inslee signed a statewide order requiring residents to stay at home unless involved in an essential activity.  All businesses, except those considered essential were also ordered to close.  As a result of the mandated shutdown, Timberland began working with loan customers on loan deferral and forbearance plans.  As of June 30, 2020, Timberland had granted deferrals (primarily 90-day payment deferrals with interest continuing to accrue or be paid monthly) for 209 loans with balances aggregating to $135.83 million (approximately 13% of

Timberland Fiscal Q4 2020 Earnings
October 29, 2020

net loans receivable).  However, the vast majority of borrowers on deferral status resumed making payments during the current quarter and as of September 30, 2020 only five loans with balances totaling $5.87 million (less than 1% of net loans receivable) remained on deferral status.  The following table details the COVID-19 loan modifications, still on deferral status, as of September 30, 2020:

COVID-19 Loan Modifications
($ in thousands)

Industry / Collateral Type	Amount	Percent of Net Loans Receivable
Hotel	$2,884	0.28%
Construction	1,402	0.14
Church	1,067	0.11
One- to four-family mortgage	467	0.05
Other consumer	50	--
Total loan modifications	$5,870	0.58%

The ALL as a percentage of loans receivable increased to 1.31% at September 30, 2020 from 1.08% one year ago and 1.26% at June 30, 2020.  If PPP loans, which are 100% SBA guaranteed, are excluded, the ALL to loans receivable (excluding PPP loans) at September 30, 2020 was 1.49% (non-GAAP).

The ALL as a percentage of loans receivable is also impacted by the loans acquired in the South Sound Acquisition.  Included in the recorded value of loans acquired in acquisitions are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The initial recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $790,000 at September 30, 2020.  The allowance for loan losses to loans receivable (excluding PPP loan balances and the remaining aggregate balance of the loans acquired in the South Sound Acquisition) was 1.60% (non-GAAP) at September 30, 2020.

The following table details the ALL as a percentage of loans receivable:
	Sept. 30,	June 30,	Sept.30,
	2020	2020	2019
ALL to loans receivable	1.31%	1.26%	1.08%
ALL to loans receivable (excluding PPP loans) (non-GAAP)	1.49%	1.43%	1.08%
ALL to loans receivable (excluding PPP loans and South Sound Acquisition loans) (non-GAAP)	1.60%	1.55%	1.20%

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $177,000, or 5%, to $3.75 million at September 30, 2020, from $3.93 million one year ago, and increased $195,000, or 5%, from $3.55 million at June 30, 2020.  Non-accrual loans decreased $128,000, or 4%, to $2.91 million at September 30, 2020 from $3.03 million one year ago and decreased $110,000, or 4%, from $3.02 million at June 30, 2020.

Timberland Fiscal Q4 2020 Earnings
October 29, 2020

Non-Accrual Loans
($ in thousands)

	September 30, 2020		June 30, 2020		September 30, 2019
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$659	3	$927	5	$699	3
Commercial	858	4	875	3	779	2
Land	394	3	185	2	204	2
Total mortgage loans	1,911	10	1,987	10	1,682	7

Consumer loans
Home equity and second
mortgage	555	6	586	7	603	6
Other	9	1	10	1	23	2
Total consumer loans	564	7	596	8	626	8

Commercial business loans	430	6	432	6	725	10
Total loans	$2,905	23	$3,015	24	$3,033	25

OREO and other repossessed assets decreased 38% to $1.05 million at September 30, 2020, from $1.68 million at September 30, 2019, and decreased 28% from $1.47 million at June 30, 2020.  At September 30, 2020, the OREO and other repossessed asset portfolio consisted of six individual land parcels.  During the quarter ended September 30, 2020, two OREO properties were sold, resulting in a $2,000 gain.  Timberland also recorded a $149,000 market value write-down expense on its largest remaining OREO property during the quarter in conjunction with accepting a purchase offer on the property.  While there can be no assurances that this sale will close, the sale of this property (with a current book value of $702,000) is expected to close during the quarter ending December 31, 2020.

OREO and Other Repossessed Assets
($ in thousands)

	September 30, 2020		June 30, 2020		September 30, 2019
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Commercial	$--	--	$--	--	$25	1
Land	1,050	6	1,466	8	1,658	11
Total	$1,050	6	$1,466	8	$1,683	12

Acquisition of South Sound Bank
On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Acquisition”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plan,

Timberland Fiscal Q4 2020 Earnings
October 29, 2020

objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: the expected cost savings, synergies and other financial benefits from our acquisition of South Sound Bank might not be realized within the expected time frames or at all; the integration of the combined company, including personnel changes/retention, might not proceed as planned; and the combined company might not perform as well as expected; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and implementing regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; natural disasters; pandemics such as COVID-19; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this report to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements.  These risks could cause our actual results for fiscal 2021 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q4 2020 Earnings
October 29, 2020

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Sept. 30,	June 30,	Sept. 30,
(unaudited)	2020	2020	2019
Interest and dividend income
Loans receivable	$12,884	$12,871	$12,670
Investment securities	305	345	350
Dividends from mutual funds, FHLB stock and other investments	33	23	40
Interest bearing deposits in banks	371	429	1,323
Total interest and dividend income	13,593	13,668	14,383

Interest expense
Deposits	1,044	1,159	1,233
Borrowings	29	29	--
Total interest expense	1,073	1,188	1,233
Net interest income	12,520	12,480	13,150
Provision for loan losses	500	1,000	--
Net interest income after provision for loan losses	12,020	11,480	13,150

Non-interest income
Service charges on deposits	1,011	858	1,324
ATM and debit card interchange transaction fees	1,200	1,069	1,140
Gain on sales of loans, net	2,149	2,141	559
Bank owned life insurance (“BOLI”) net earnings	149	148	139
Servicing income on loans sold	22	35	91
Valuation allowance on servicing rights, net	(197)	--	(4)
Recoveries on investment securities, net	7	6	25
Other	374	598	323
Total non-interest income, net	4,715	4,855	3,597

Non-interest expense
Salaries and employee benefits	4,438	4,570	4,572
Premises and equipment	1,048	1,077	885
Loss (gain) on disposition of premises and equipment, net	--	4	(1)
Advertising	138	150	153
OREO and other repossessed assets, net	215	11	(26)
ATM and debit card processing	425	405	408
Postage and courier	152	137	135
State and local taxes	293	255	232
Professional fees	342	286	332
FDIC insurance expense (credit)	88	143	(55)
Loan administration and foreclosure	89	191	137
Data processing and telecommunications	583	603	1,040
Deposit operations	278	245	309
Amortization of core deposit intangible (“CDI”)	102	101	113
Other, net	552	483	539
Total non-interest expense, net	8,743	8,661	8,773

Income before income taxes	7,992	7,674	7,974
Provision for income taxes	1,635	1,463	1,640
Net income	$ 6,357	$ 6,211	$ 6,334

Net income per common share:
Basic	$0.76	$0.75	$0.76
Diluted	0.76	0.74	0.75

Weighted average common shares outstanding:
Basic	8,310,793	8,309,947	8,333,812
Diluted	8,379,170	8,378,983	8,468,266

Timberland Fiscal Q4 2020 Earnings
October 29, 2020

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Year Ended
($ in thousands, except per share amounts)	Sept. 30,	Sept. 30,
(unaudited)	2020	2019
Interest and dividend income
Loans receivable	$51,341	$49,127
Investment securities	1,579	1,264
Dividends from mutual funds, FHLB stock and other investments	128	162
Interest bearing deposits in banks	2,535	5,172
Total interest and dividend income	55,583	55,725

Interest expense
Deposits	4,635	4,565
Borrowings	66	--
Total interest expense	4,701	4,565
Net interest income	50,882	51,160
Provision for loan losses	3,700	--
Net interest income after provision for loan losses	47,182	51,160

Non-interest income
Service charges on deposits	4,147	4,904
ATM and debit card interchange transaction fees	4,378	4,036
Gain on sales of loans, net	5,979	1,754
BOLI net earnings	591	1,641
Servicing income on loans sold	193	466
Valuation allowance on servicing rights, net	(221)	(4)
Gain on sale of investment securities, net	--	47
Recoveries on investment securities, net	120	59
Other	2,001	1,438
Total non-interest income, net	17,188	14,341

Non-interest expense
Salaries and employee benefits	18,351	18,545
Premises and equipment	3,962	3,831
Loss (gain) on disposition of premises and equipment, net	(98)	7
Advertising	631	696
OREO and other repossessed assets, net	276	221
ATM and debit card processing	1,628	1,583
Postage and courier	568	514
State and local taxes	998	873
Professional fees	1,107	1,019
FDIC insurance expense	204	187
Loan administration and foreclosure	448	382
Data processing and telecommunications	2,285	3,707
Deposit operations	1,114	1,358
Amortization of CDI	406	452
Other, net	2,183	2,205
Total non-interest expense, net	34,063	35,580

Income before income taxes	30,307	29,921
Provision for income taxes	6,038	5,901
Net income	$ 24,269	$ 24,020

Net income per common share:
Basic	$2.91	$2.89
Diluted	2.88	2.84
Weighted average common shares outstanding:
Basic	8,326,600	8,318,928
Diluted	8,422,486	8,468,226

Timberland Fiscal Q4 2020 Earnings
October 29, 2020

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2020	2020	2019
Assets
Cash and due from financial institutions	$ 21,877	$ 24,691	$ 25,179
Interest-bearing deposits in banks	292,575	246,953	117,836
Total cash and cash equivalents	314,452	271,644	143,015

Certificates of deposit (“CDs”) held for investment, at cost	65,545	72,014	78,346
Investment securities:
Held to maturity, at amortized cost	27,390	30,660	31,102
Available for sale, at fair value	57,907	41,914	22,532
Investments in equity securities, at fair value	977	977	958
FHLB stock	1,922	1,922	1,437
Other investments, at cost	3,500	3,000	3,000
Loans held for sale	4,509	9,837	6,071

Loans receivable	1,027,289	1,025,653	896,352
Less: Allowance for loan losses	(13,414)	(12,894)	(9,690)
Net loans receivable	1,013,875	1,012,759	886,662

Premises and equipment, net	23,035	23,119	22,830
OREO and other repossessed assets, net	1,050	1,466	1,683
BOLI	21,596	21,447	21,005
Accrued interest receivable	4,484	4,614	3,598
Goodwill	15,131	15,131	15,131
CDI	1,625	1,727	2,031
Servicing rights, net	3,095	3,073	2,408
Operating lease right-of-use assets	2,587	2,662	--
Other assets	3,298	3,676	5,323
Total assets	$1,565,978	$1,521,642	$1,247,132

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$ 441,889	$ 427,102	$ 296,472
Deposits: Interest-bearing	916,517	891,438	771,755
Total deposits	1,358,406	1,318,540	1,068,227

Operating lease liabilities	2,630	2,695	--
FHLB borrowings	10,000	10,000	--
Other liabilities and accrued expenses	7,312	7,601	7,838
Total liabilities	1,378,348	1,338,836	1,076,065

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,310,793 shares issued and outstanding – September 30, 2020 8,310,793 shares issued and outstanding – June 30, 2020 8,329,419 shares issued and outstanding – September 30, 2019	42,396	42,352	43,030
Retained earnings	145,173	140,478	127,987
Accumulated other comprehensive income (loss)	61	(24)	50
Total shareholders’ equity	187,630	182,806	171,067
Total liabilities and shareholders’ equity	$1,565,978	$1,521,642	$1,247,132

Timberland Fiscal Q4 2020 Earnings
October 29, 2020

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2020	2020	2019
PERFORMANCE RATIOS:
Return on average assets (a)	1.65%	1.70%	2.04%
Return on average equity (a)	13.78%	13.83%	15.07%
Net interest margin (a)	3.44%	3.63%	4.54%
Efficiency ratio	50.73%	49.96%	52.39%

	Year Ended
	Sept. 30, 2020	Sept. 30, 2019
PERFORMANCE RATIOS:
Return on average assets (a)	1.75%	1.96%
Return on average equity (a)	13.59%	14.91%
Net interest margin (a)	3.90%	4.50%
Efficiency ratio	50.04%	54.32%

	Sept. 30,	June 30,	Sept. 30,
	2020	2020	2019
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$2,905	$3,015	$3,033
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	209	228	294
OREO and other repossessed assets	1,050	1,466	1,683
Total non-performing assets (b)	$4,164	$4,709	$5,010

Non-performing assets to total assets (b)	0.27%	0.31%	0.40%
Net charge-offs (recoveries) during quarter	$ (20)	$ (4)	$ (59)
ALL to non-accrual loans	462%	428%	319%
ALL to loans receivable (c)	1.31%	1.26%	1.08%
ALL to loans receivable (excluding PPP loans) (d) (non-GAAP)	1.49%	1.43%	1.08%
ALL to loans receivable (excluding PPP loans and South Sound Acquisition loans) (d) (e) (non-GAAP)	1.60%	1.55%	1.20%
Troubled debt restructured loans on accrual status (f)	$ 2,868	$ 2,876	$ 2,903

CAPITAL RATIOS:
Tier 1 leverage capital	11.26%	11.55%	12.65%
Tier 1 risk-based capital	20.08%	19.39%	18.40%
Common equity Tier 1 risk-based capital	20.08%	19.39%	18.40%
Total risk-based capital	21.34%	20.65%	19.57%
Tangible common equity to tangible assets (non-GAAP)	11.03%	11.03%	12.51%

BOOK VALUES:
Book value per common share	$ 22.58	$ 22.00	$ 20.54
Tangible book value per common share (g)	20.56	19.97	18.48
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include PPP loans totaling $126,820, $122,581 and $0 at September 30, 2020, June 30, 2020 and September 30, 2019, respectively.
(e)  Does not include loans acquired in the South Sound Acquisition totaling $63,721, $73,084 and $88,099 at September 30, 2020, June 30, 2020 and September 30, 2019, respectively.
(f)  Does not include troubled debt restructured loans totaling $203, $207 and $366 reported as non-accrual loans at September 30, 2020, June 30, 2020 and September 30, 2019 respectively.
(g)  Tangible common

Timberland Fiscal Q4 2020 Earnings
October 29, 2020

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	September 30, 2020		June 30, 2020		September 30, 2019
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,031,689	5.00%	$1,015,966	5.07%	$891,109	5.69%
Investment securities and FHLB stock (1)	84,756	1.59	81,086	1.82	47,660	3.27
Interest-earning deposits in banks and CDs	339,224	0.44	278,158	0.62	219,567	2.39
Total interest-earning assets	1,455,669	3.74	1,375,210	3.97	1,158,336	4.97
Other assets	87,140		87,905		83,308
Total assets	$1,542,809		$1,463,115		$1,241,644

Liabilities and Shareholders’ Equity
NOW checking accounts	$360,622	0.23%	$332,502	0.26%	$295,612	0.30%
Money market accounts	159,951	0.38	156,537	0.47	147,885	0.70
Savings accounts	214,080	0.09	199,054	0.11	162,654	0.06
Certificates of deposit accounts	161,674	1.55	168,368	1.68	164,530	1.75
Total interest-bearing deposits	896,327	0.47	856,461	0.54	770,681	0.63
Borrowings	10,000	1.15	10,000	1.17	--	--
Total interest-bearing liabilities	906,327	0.47	866,461	0.55	770,681	0.63

Non-interest-bearing demand deposits	440,950		406,396		296,741
Other liabilities	10,966		10,684		6,050
Shareholders’ equity	184,566		179,574		168,172
Total liabilities and shareholders’ equity	$1,542,809		$1,463,115		$1,241,644

Interest rate spread		3.27%		3.42%		4.34%
Net interest margin (2)		3.44%		3.63%		4.54%
Average interest-earning assets to
average interest-bearing liabilities	160.61%		158.72%		150.30%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q4 2020 Earnings
October 29, 2020

AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands)
(unaudited)

	For the Year Ended
	September 30, 2020		September 30, 2019
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$970,400	5.29%	$878,984	5.59%
Investment securities and FHLB Stock (1)	78,412	2.18	43,394	3.28
Interest-earning deposits in banks and CD’s	254,558	1.00	214,481	2.41
Total interest-earning assets	1,303,370	4.26	1,136,859	4.90
Other assets	85,842		86,494
Total assets	$1,389,212		$1,223,353

Liabilities and Shareholders’ Equity
NOW checking accounts	$323,261	0.27%	$291,348	0.29%
Money market accounts	148,506	0.49	154,375	0.72
Savings accounts	191,618	0.10	162,266	0.07
Certificate of deposit accounts	166,521	1.70	159,397	1.57
Total interest-bearing deposits	829,906	0.56	767,386	0.59
Borrowings	5,685	1.16	--	--
Total interest-bearing liabilities	835,591	0.56	767,386	0.59

Non-interest-bearing demand deposits	364,971		290,653
Other liabilities	10,110		4,229
Shareholders’ equity	178,540		161,085
Total liabilities and shareholders’ equity	$1,389,212		$1,223,353

Interest rate spread		3.70%		4.31%
Net interest margin (2)		3.90%		4.50%
Average interest-earning assets to
average interest-bearing liabilities	155.98%		148.15%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = net interest income /
     average interest-earning assets

Timberland Fiscal Q4 2020 Earnings
October 29, 2020

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	September 30, 2020	June 30, 2020	September 30, 2019

Shareholders’ equity	$187,630	$182,806	$171,067
Less goodwill and CDI	(16,756)	(16,858)	(17,162)
Tangible common equity	$170,874	$165,948	$153,905

Total assets	$1,565,978	$1,521,642	$1,247,132
Less goodwill and CDI	(16,756)	(16,858)	(17,162)
Tangible assets	$1,549,222	$1,504,784	$1,229,970